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                                                                       EXHIBIT M

                              VOYAGEUR MUTUAL FUNDS
                              PLAN OF DISTRIBUTION


         This Plan of Distribution (the "Plan") is adopted pursuant to Rule 12b-1 (the "Rule") under the Investment Company Act of 1940 (as amended, the "1940 Act") by Voyageur Mutual Funds, a Delaware business trust (the "Trust"), for and on behalf of each series (each series is referred to hereinafter as a "Fund") and, if applicable, each class thereof (each such class is referred to hereinafter as a "Class"). The Funds and, if applicable, Classes thereof that currently have adopted this Plan, and the effective dates of such adoptions, are as follows:


Delaware Tax-Free Iowa Fund, Class A                                 November 1, 1993
Delaware Tax-Free Iowa Fund, Class B                                 March 1, 1995
Delaware Tax-Free Iowa Fund, Class C                                 December 1, 1994
Delaware Tax-Free Wisconsin Fund, Class A                            November 1, 1993
Delaware Tax-Free Wisconsin Fund, Class B                            March 1, 1995
Delaware Tax-Free Wisconsin Fund, Class C                            December 1, 1994
Delaware Tax-Free Idaho Fund, Class A                                December 1, 1994
Delaware Tax-Free Idaho Fund, Class B                                March 1, 1995
Delaware Tax-Free Idaho Fund, Class C                                December 1, 1994
Delaware Tax-Free Arizona  Fund, Class A                             March 1, 1995
Delaware Tax-Free Arizona  Fund, Class B                             March 1, 1995
Delaware Tax-Free Arizona  Fund, Class C                             March 1, 1995
Delaware Tax-Free California Fund, Class A                           March 1, 1995
Delaware Tax-Free California Fund, Class B                           March 1, 1995
Delaware Tax-Free California Fund, Class C                           March 1, 1995
Delaware Minnesota High-Yield Municipal Bond Fund, Class A           June 3, 1996
Delaware Minnesota High-Yield Municipal Bond Fund, Class B           June 3, 1996
Delaware Minnesota High-Yield Municipal Bond Fund, Class C           June 3, 1996
Delaware Tax-Free New York Fund, Class A                             November 20, 1996
Delaware Tax-Free New York Fund, Class B                             November 20, 1996
Delaware Tax-Free New York Fund, Class C                             November 20, 1996
Delaware National High-Yield Municipal Bond Fund, Class A            November 13, 1996
Delaware National High-Yield Municipal Bond Fund, Class B            November 13, 1996
Delaware National High-Yield Municipal Bond Fund, Class C            November 13, 1996
Delaware Montana Municipal Bond Fund, Class A                        November 2, 1999
Delaware Montana Municipal Bond Fund, Class B                        November 2, 1999
Delaware Montana Municipal Bond Fund, Class C                        November 2, 1999



1.       Compensation

         Class A of each Fund offering shares of such Class are each obligated to pay the Underwriter a total fee in connection with the servicing of shareholder accounts of such Class and in connection with distribution-related services provided in respect of such Class, calculated and payable quarterly, at the annual rate of .25% of the value of the average daily net assets of such Class. All or any portion of such total fee may be payable as a Shareholder Servicing Fee,

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and all or any portion of such total fee may be payable as a Distribution Fee, as determined from time to time by the Trust's Board of Trustees. Until further action by the Board of Trustees, all of such fee shall be designated and payable as a Shareholder Servicing Fee.

         Class B and Class C of each Fund offering shares of such Class are each obligated to pay the Underwriter a total fee in connection with the servicing of shareholder accounts of such Class in connection with distribution-related services provided in respect of such Class, calculated and payable quarterly, at the annual rate of 1.00% of the value of the average daily net assets of such Class. All or any portion of such total fee may be payable as a Shareholder Servicing Fee, and all or any portion of such total fee may be payable as a Distribution Fee, as determined from time to time by the Trust's Board of Trustees. Until further action by the Board of Trustees, a portion of such total fee equal to .25% per annum of average daily net assets of each such Class shall be designated and payable as a Shareholder Servicing Fee and the remainder of such fee shall be designated as a Distribution Fee.

2.       Expenses Covered by the Plan

         (a) The Shareholder Servicing Fee may be used by the Underwriter to provide compensation for ongoing servicing and/or maintenance of shareholder accounts. Compensation may be paid by the Underwriter to persons, including employees of the Underwriter, and institutions who respond to inquiries of Fund shareholders regarding their ownership of shares or their accounts with the Trust or who provide other administrative or accounting services not otherwise required to be provided by the Trust's investment adviser, transfer agent or other agent of the Trust.

         (b) The Distribution Fee may be used by the Underwriter to provide initial and ongoing sales compensation to its investment executives and to other broker-dealers in respect of sales of Fund shares and to pay for other advertising and promotional expenses in connection with the distribution of Fund shares. These advertising and promotional expenses included, by way of example but not by way of limitation, costs of printing and mailing prospectuses, statements of additional information and shareholder reports to prospective investors; preparation and distribution of sales literature; advertising of any type; an allocation of overhead and other expenses of the Underwriter related to the distribution of Fund shares; and payments to, and expenses of, officers, employees or representatives of the Underwriter, of other broker-dealers, banks or other financial institutions, and of any other persons who provide support services in connection with the distribution of Fund shares, including travel, entertainment, and telephone expenses.

         (c) Payments under the Plan are not tied exclusively to the expenses for shareholder servicing and distribution-related activities actually incurred by the Underwriter, so that such payments may exceed expenses usually incurred by the Underwriter. The Trust's Board of Trustees will evaluate the appropriateness of the Plan and its payment terms on a continuing basis and in doing so will consider all relevant factors, including expenses borne by the Underwriter and amounts it receives under the Plan.

3.       Additional Payments by Adviser and the Underwriter

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         The Trust's investment adviser and the Underwriter may, at their option and in their sole discretion, may payments from their own resources to cover the costs of additional distribution and shareholder servicing activities.

4.       Approval by Shareholders

         The Plan will not take effect with respect to any Class of a Fund offering multiple classes of shares or, if a Fund offers only one class of shares, with respect to such Fund, and no fee will be payable in accordance with
Section 1 of the Plan, until the Plan has been approved by a vote of at least a majority of the outstanding voting securities of such Class or Fund.

5.       Approval by Trustees

         Neither the Plan nor any related agreements will take effect until approved by a majority vote of both (a) the full Board of Trustees of the Trust and (b) those Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to it (the "Independent Trustees"), cast in person at a meeting called for the purpose of voting the Plan and the related agreements.

6.       Continuance of the Plan

         The Plan will continue in effect from year to year so long as its continuance is specifically approved annually by vote of the Trust's Board of Trustees in the manner described in Section 5 above.

7.       Termination

         The Plan may be terminated at any time with respect to any Fund or, if applicable, Class thereof, without penalty, by vote of a majority of the Independent Trustees or by a vote of a majority of the outstanding voting securities of such Fund or Class.

8.       Amendments

         The Plan may not be amended with respect to any Fund or, if applicable, Class thereof, to increase materially the amount of the fees payable pursuant to the Plan, as described in Section 1 above, unless the amendment is approved by a vote of at least a majority of the outstanding voting securities of that Fund or Class (and, if applicable, of any other affected Class or Classes), and all material amendments to the Plan must also be approved by the Trust's Board of Trustees in the manner described in Section 5 above.

9.       Selection of Certain Trustees

         While the Plan is in effect, the selection and nomination of the Trust's Trustees who are not interested persons of the Trust will be committed to the discretion of the Trustees then in office who are not interested persons of the Trust.

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10.      Written Reports

         In each year during which the Plan remains in effect, the Underwriter and any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to the Plan or any related agreement will prepare and furnish to the Trust's Board of Trustees, and the Board will review, at least quarterly, written reports, complying with the requirements of the Rule, which set out the amounts expended under the Plan, on a Class by Class basis if applicable, and the purposes for which those expenditures were made.

11.      Preservation of Materials

         The Trust will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 10 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

12.      Meaning of Certain Terms

         As used in the Plan, the terms "interested person" and "majority of the outstanding voting securities" will be deemed to have the same meaning that those terms have under the 1940 Act and the rules and regulations under the 1940 Act, subject to any exemption that may be granted to the Trust under the 1940 Act by the Securities and Exchange Commission.